RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (together with any Exhibits hereto, this “Agreement”) is entered into by and between DSW Inc., an Ohio corporation (the “Company”) and Michael R. MacDonald (“Executive” and, together with the Company, the “Parties”) dated as of November 20, 2015, and confirms the agreement that has been reached with Executive in connection with his departure from the Company.
RECITALS
WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to a Standard Executive Employment Agreement dated as of March 25, 2009 (the “Employment Agreement”); and
WHEREAS, Executive will resign from his employment with the Company on the date specified herein, and upon ceasing to serve as an employee of the Company, Executive will serve as an independent contractor for the Company providing consulting services to and for the benefit of the Company as hereinafter described during the Consulting Term specified below, all according to the terms provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Resignation of Employment.

(a)Upon execution of this Agreement, Executive agrees to and hereby does resign from employment with the Company, effective as of December 31, 2015 (the “Retirement Date”), at which time Executive’s employment with the Company shall cease. Executive shall resign from his position as President and Chief Executive Officer of the Company, as an employee of any affiliate or subsidiary of the Company and as a member of the Board of Directors of the Company (the “Board”) and the board of directors of any subsidiaries of the Company on which he might serve, in each case, effective as of the Retirement Date. Following the Retirement Date, Executive shall provide consulting services to the Company pursuant to Section 3 below. Upon request of the Company, Executive agrees to execute such documents and take such action as may be necessary or desirable to effectuate the foregoing; however, should Executive not execute such documents, he shall nevertheless be deemed to have resigned on the Retirement Date from all such employment positions and his position as a director of the Company.

(b)From the date hereof through the Retirement Date, Executive shall continue in the employ of the Company pursuant to the terms of the Employment Agreement, provided that during such period (i) Executive shall perform such services as may be reasonably requested by the Chairman of the Board, including without limitation those intended to ensure a smooth transition of responsibility to the individual succeeding Executive as Chief Executive Officer of the Company (the “Successor CEO”) and support to the Successor CEO and other senior Company management (which Executive acknowledges may require travel to Columbus, Ohio, New York City and Canada among other places), and (ii) Executive will not terminate or purport to terminate his employment for “Good Reason” within the meaning of the Employment Agreement.

(c)Other than as set forth in this Agreement, following the Retirement Date, Executive shall not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company, or any severance payment or benefit to be received under the Employment Agreement or any severance benefit plans, practices, policies or programs, or any paid time off or expense reimbursement (other than any federal COBRA or similar state rights, which Executive may have, at his sole expense subject to Section 2(a) below); however, subject to the provisions of this Agreement, Executive shall receive all benefits and conversion rights, at the applicable time, earned, due or applicable under the terms of Company benefit or retirement plans, including payment of all earned but unpaid base salary through the Retirement Date and payment of any accrued and unused paid time off.

2.Certain Payments.

(a)Provided that Executive before the Retirement Date has not terminated his employment with the Company or been terminated by the Company for “Cause” within the meaning of the Employment Agreement, then subject to Executive executing the Release of Claims in the form attached hereto as Exhibit A (the "Release") on or within twenty-one (21) days following the Retirement Date and not revoking it before it has become irrevocable in accordance with its terms, and subject further to Executive’s compliance with the remaining provisions of this Agreement, Executive shall be eligible to receive the following compensation and benefits, subject to all tax and other withholdings and deductions required or permitted by applicable law or Company policies:

(i)$530,000 payable in twelve (12) equal monthly installments, commencing within five 5 business days following the Effective Date, and an additional $607,500 payable in seven (7) equal monthly installments commencing as soon as practicable six (6) months after the Retirement Date (collectively, the “Monthly Payments”); and

(ii)the compensation and benefits described in Exhibit B hereto.

The first twelve (12) Monthly Payments shall be subject to reporting on an IRS W-2 tax form.
(b)The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive during the Consulting Term in conjunction with providing the Services. Executive shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company’s expense reimbursement policy.

3.Consulting Term and Services.

(a)Provided that Executive before the Retirement Date has not terminated his employment with the Company or been terminated by the Company for “Cause” within the meaning of the Employment Agreement, then subject to Executive executing the Release on or within twenty-one (21) days following the Retirement Date and not revoking it before it has become irrevocable in accordance with its terms, the Company hereby retains Executive, from the “Effective Date” of the Release (within the meaning of Section 3(c) thereof) through January 28, 2017 (the "Consulting Term"), to provide consulting services intended to ensure a smooth transition of responsibility to the Successor CEO and support to such individual and other senior Company management (the “Services”), which Executive acknowledges may require travel to Columbus, Ohio, New York City and Canada among other places. During the Consulting Term, Executive shall report directly to the Successor CEO, who shall determine and communicate to Executive the nature of the Services required of Executive from time to time. During the Consulting Term, Executive shall make himself available to perform the Services at such times during business hours as may be reasonably requested by the Successor CEO, but not in excess of twenty (20) hours per month. The Parties acknowledge that Executive may engage in other business activities during the Consulting Term, provided that such activities do not violate the restrictive covenants applicable to Executive under Section 4.00 of the Employment Agreement or otherwise prevent Executive from performing the Services.

(b)The Company will provide Executive such information about the business activities of the Company and its affiliates as Executive may reasonably require in order to carry out the Services.

(c)All Services will be performed by Executive with a level of skill and care generally exercised by others performing the same or similar services. Executive shall, subject to Section 3(a) above, devote such time and effort as are reasonably necessary to perform the Services. In performing the Services, Executive will comply fully with all applicable laws and all applicable policies of the Company. Executive will not be required to maintain regular office hours.

4.Independent Contractor Status.

(a)Executive shall at all times during the Consulting Term be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. During the Consulting Term, Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates (other than any federal COBRA or similar state rights, which Executive may have).

(b)During the Consulting Term, Executive shall not have any authority to act as an agent of the Company and its affiliates, except on authority expressly and specifically so delegated in a prior writing from the Successor CEO, and he shall not represent to the contrary to any person. Under no circumstances shall Executive have or claim to have power of decision hereunder in any activity on behalf of the Company, nor shall Executive have the power or authority hereunder to obligate, bind or commit the Company in any respect. Executive shall not (i) direct the work of any employee of the Company, (ii) make any management decisions on behalf of the Company or (iii) undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Executive and may control and direct him in that regard, the Company shall not exercise or have the power to exercise such level of control over Executive as would indicate or establish that a relationship of employer and employee exists between the Company, on the one hand, and

Executive, on the other hand. Subject to the terms of this Agreement, Executive shall have full and complete control over the manner and method of rendering the Services.

(c)Executive shall be issued an IRS 1099 tax form by the Company reflecting the applicable amount of any taxable payments received by Executive in respect of the Services (including without limitation the portion of the Monthly Payments paid in respect of the thirteenth (13th) month following the Retirement Date (the “Consulting Cash Payment”)) for the applicable calendar year. To the extent consistent with applicable law, the Company shall not withhold or deduct any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Executive from any taxable payments received by Executive in respect of the Services (including without limitation the Consulting Cash Payment). Executive shall be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to Executive by reason of his provision of the Services (including without limitation the Consulting Cash Payment) and shall hold the Company and its affiliates and their officers, directors and employees harmless from any liability arising from Executive’s failure to comply with the foregoing provisions of this sentence.

5.Indemnity. The Company shall jointly and severally defend, indemnify and hold harmless Executive from and against any and all suits, claims, causes of action, damages, losses, liabilities, obligations, costs or expenses (including reasonable attorneys’ fees) incurred by or asserted against Executive arising out of, relating to or otherwise resulting in whole or in part from any of the Services, excluding those arising out of the willful acts or omissions by, or gross negligence of, Executive and excluding Executive's failure to pay taxes consistent with Section 4 above.

6.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relates to events occurring during the Consulting Term as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company agrees to reimburse Executive for out-of-pocket expenses reasonably incurred in connection with any such cooperation, and provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

7.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law. The Parties shall submit any and all claims controversies, disputes, or conflicts of any type and of any manner among the Parties, including without limitation any such disputes regarding or with respect to this Agreement or the Release, pursuant to Section 9.00 of the Employment Agreement (subject to Section 4.10 of the Employment Agreement).

8.Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

9.Legally Authorized. Each Party represents that it is competent to enter into this Agreement and has the requisite authority to enter into this Agreement. No Party has agreed or promised to do or omit to do any act or thing not herein set forth, and the Parties further understand that a purpose of this Agreement is to compromise and terminate all Claims (as defined in Exhibit A hereto) of whatever nature, known or unknown, held by Executive.

10.Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity existing herein shall not be interpreted against any Party.

11.No Admission. Executive understands that this Agreement shall not in any way be construed as an admission by the Company or any other Company Releasee (within the meaning of Exhibit A hereto) of any wrongdoing whatsoever against Executive. The Company specifically disclaims any liability for any wrongdoing against Executive and denies any such wrongdoing, on the part of itself, or its employees, its agents, or any of the other Company Releasees.

12.Notice. All notices under this Agreement, including the service of a subpoena or other court process and communications between the Parties, shall be in writing and delivered in person or sent by overnight courier, postage prepaid, or by facsimile transmission, to the addresses set forth below, or to such other address(es) of which notice is given in accordance with this Section 13 and shall be deemed given in the event of hand delivery upon receipt or, if by overnight courier or facsimile, upon being sent:

If to the Company:    Bill Jordan
Executive Vice President, General Counsel
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
Facsimile: (614) 872-1475
billjordan@dswinc.com

If to the Executive:	At the address of Executive on file with the Company as of the Retirement Date provided that notice of a change in the foregoing contact information shall be effective only upon receipt.
13.Miscellaneous.

(a)This Agreement and (to the extent applicable) the Employment Agreement set forth the entire agreement of the Parties in respect of Executive’s termination of employment and the consulting services to be provided by Executive to the Company following the Retirement Date and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by either Party or any officer, employee or representative of either Party hereto with respect to such subject matter. This Agreement expressly supersedes Sections 3.07 and 5.00 of the Employment Agreement. Effective as of the Retirement Date, the Employment Agreement shall be of no further force or effect, other than the provisions of Sections 4.00, 8.00 and 9.00 thereof. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b)The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce or benefit under the terms of this Agreement.

(c)All the terms and conditions of this Agreement shall be considered as separate terms and conditions. In the event any term or condition of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement shall be construed as if such invalid, prohibited or unenforceable term or condition has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. Notwithstanding the foregoing sentence, in the event that any term or condition contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining terms or conditions contained in this Agreement shall not in any way be affected or impaired thereby.

(d)No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by either Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such Party from requiring performance by the other Party at any time.

(e)The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(f)This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
EXECUTIVE REPRESENTS AND AGREES THAT EXECUTIVE HAS BEEN AFFORDED A REASONABLE AMOUNT OF TIME TO REVIEW THIS AGREEMENT, TO UNDERSTAND ITS CONTENTS, TO VOLUNTARILY ENTER INTO THIS AGREEMENT AND TO BE BOUND BY ITS SPECIFIC, STATED OBLIGATIONS AND IS SPECIFICALLY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of November 20, 2015.

DSW INC.

By:     /s/ Thomas Jessep
Name: Thomas Jessep
Title: SVP, Human Resources

EXECUTIVE

    /s/ Michael R. MacDonald
Michael R. MacDonald

Exhibit A

RELEASE OF CLAIMS
Michael R. MacDonald (“Executive”), as of the date set forth below, hereby enters into this RELEASE OF CLAIMS (this "Release").
W I T N E S S E T H:

WHEREAS, DSW Inc. (the “Company”) and Executive are parties to a Retirement and Consulting Agreement dated November 20, 2015 (the “Retirement/Consulting Agreement”);
WHEREAS, the Company and Executive are also parties to a Standard Executive Employment Agreement dated as of March 25, 2009 (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company terminated as of the “Retirement Date” (as defined in the Retirement/Consulting Agreement); and
WHEREAS, Executive agreed in the Retirement/Consulting Agreement to execute this Release and the Company has conditioned Executive’s receipt of certain payments and benefits under the Retirement/Consulting Agreement upon his execution and non-revocation of this Release.
NOW, THEREFORE, Executive agrees as follows:
1.Release. Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its shareholders, partners, directors, board of managers, officers, agents, employees, parent companies, affiliates, subsidiaries, predecessors and successors, assigns, heirs, executors, administrators, attorneys, and anyone acting on its behalf (collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, compensation, costs, demands, damages, debts, expenses, injuries, liabilities, and losses of whatsoever nature, known or unknown (collectively, “Claims”) which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees from the beginning of time through the date upon which Executive signs this Release, including, but not limited to, (i) any Claims arising out of or relating to any act, conduct, omission, promise, statement, or transaction of, with, or relating to any Company Releasees; (ii) any Claim regarding or relating to the Employment Agreement, including, without limitation, all rights under Section 5.06 of the Employment Agreement; (iii) any Claim for compensation or benefits; (iv) any Claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress, or violation of public policy; and (v) any other Claims arising under or existing by virtue of any federal, state, or local law, statute, ordinance, regulation, case decision, or administrative action, including, but not limited to, unemployment benefits, the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; 42 U.S.C. § 1981, as amended; the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991, as amended; Title VII of the Civil Rights Act of 1964, as amended; the National Labor Relations Act, as amended; the Labor Management Relations Act, 1947, as amended; the Fair Labor Standards Act of 1938, as amended; the Equal Pay Act of 1963, as amended; the Rehabilitation Act of 1973, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act, as amended; to the extent permitted by applicable law, any "whistleblower" or retaliation claims; Executive Order 11246; and Ohio Revised Code Chapters 4111, 4112, 4113, and 4123. Nothing in this Release shall be deemed to release or impair any rights under the Retirement/Consulting Agreement or any rights that cannot be waived under applicable law. Executive represents that he has no complaints, charges or lawsuits pending against the Company Releasees. Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Release.

2.Consultation with Attorney/Voluntary Agreement. Executive acknowledges that (a) the Company has advised him of his right to consult with an attorney of his own choosing prior to executing this Release, (b) he has carefully read and fully understand all of the provisions of this Release and (c) Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration.

3.Consideration & Revocation Period.
(a)    Executive acknowledges that he has twenty-one (21) calendar days following his separation from the Company to consider the terms of this Release, although he may sign it sooner.

(b)    Executive will have seven (7) calendar days from the date on which he signs this Release to revoke his consent to the terms of this Release. Such revocation must be in writing and must be addressed and sent via facsimile or electronic mail as follows: Bill Jordan, Executive Vice President, General Counsel, DSW Inc., Facsimile: (614) 872-1475; electronic mail: billjordan@dswinc.com. Notice of such revocation must be received within the seven (7) calendar days referenced above.
(c)    Provided that Executive does not revoke this Release, this Release shall become effective on the eighth calendar day after the date on which Executive signs this Release (the "Effective Date").
4.Assignment. This Release is personal to Executive and Executive may not assign his obligations under it. This Release will inure to the benefit of the Company Releasees.

5.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law.
IN WITNESS WHEREOF, Executive has executed this Release on the below-written date.

EXECUTIVE

______________________________    ___________
Michael R. MacDonald            DATE

Exhibit B
SCHEDULE OF CERTAIN COMPENSATION/BENEFITS
The following details the amounts payable to the Executive pursuant to the Section 2(a)(ii) of the Agreement of which this Exhibit B forms a part. Capitalized terms used but not defined in this Exhibit B have the meaning set forth in the Agreement or Exhibit A thereto, as the case may be. All of the amounts described on this Exhibit B shall be subject to reporting (as applicable) on an IRS W-2 tax form.

Health Coverage

For 12 months following the Retirement Date (or until such time as Executive becomes eligible for similar health insurance coverage from a subsequent employer, if earlier), Executive shall be eligible for COBRA continuation coverage (including health, dental and vision coverage) from the Company at a periodic cost to Executive not exceeding his cost for such coverage as in effect immediately preceding the Retirement Date.

Cash Incentive Bonus

The Company shall pay to Executive, at the same time as it first makes annual cash bonus payments to senior executives of the Company after the Retirement Date, the annual cash bonus that would have been paid to Executive in respect of the fiscal year of the Company in which the Retirement Date occurs had Executive’s employment with the Company not terminated before such payment date, pro-rated for the portion of the fiscal year ending on the Retirement Date.

Retirement Bonus

The Company shall pay to Executive a special lump sum cash retirement bonus of $500,000 on or as soon as practicable (and in any event within five (5) business days) following January 15, 2016. Provided that the Company, in its sole discretion, is satisfied with Executive’s performance under the Agreement, the Company shall consider making (but in no event shall be obligated to make) an additional cash payment to Executive in respect of some or all of the annual Fiscal 2016 bonus that it in its sole discretion determines might have been payable to Executive had he not retired.

Equity Incentives

Executive shall be fully vested in all restricted stock units (“RSUs”), performance stock units (“PSUs”) and stock options (“Options”) covering shares of the Company’s common stock, no par value (“Shares”) that are held by him as of the date of the Agreement and that remain outstanding and unvested as of the Retirement Date (in the case of PSUs granted in 2015, regardless of the extent of performance goal attainment). The Parties acknowledge and agree that the unvested RSUs, PSUs and Options held by Executive as of the date of the Agreement are:

-	RSUs/PSUs

-	30,806 RSUs granted in 2012

-	29,909 PSUs granted in 2013

-	48,328 PSUs granted in 2014

-	90,849 PSUs granted in 2015

-	Options

-	Option granted in 2011 covering 32,608 Shares at a per-share exercise price of $17.43

-	Option granted in 2012 covering 66,260 Shares at a per-share exercise price of $26.66

-	Option granted in 2013 covering 86,934 Shares at a per-share exercise price of $31.68

-	Option granted in 2014 covering 80,184 Shares at a per-share exercise price of $35.55

-	Option granted in 2015 covering 93,740 Shares at a per-share exercise price of $37.50

The RSUs and PSUs that vest in accordance with the provisions of this “Equity Incentives” section shall be settled in Shares as of the date of vesting, provided that RSUs and PSUs that, but for the provisions of this “Equity Incentives” section, first would have vested (assuming satisfaction of any applicable performance vesting criteria) based on Executive’s continued employment with the Company to a date more than two and one half (2½) months following the end of the Company’s fiscal year ending January 28, 2017, shall instead be settled in Shares on or as soon as practicable (and in any event within five (5) business days) following July 28, 2016.

Any Options held by Executive as of the Retirement Date (whether vesting pursuant to the provisions of this “Equity Incentives” section or otherwise) shall be and remain exercisable, in accordance with the otherwise applicable terms of the award agreement under which they were granted, during the period beginning on the Effective Date and ending January 28, 2018, at which point such Options will expire to the extent not exercised.

Deferred Cash Contribution Agreement

In full satisfaction of any payment that otherwise might been owed to Executive under the Company’s Nonqualified Deferred Compensation Plan effective August 1, 2007, as amended, by reason of that certain Deferred Cash Contribution Agreement by and between the Company and Executive entered into on March 24, 2015, the Company shall pay to Executive on or as soon as practicable (and in any event within five (5) business days) following January 15, 2016, the amount of $480,000.